Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-69827, 333-64971, 333-50066) pertaining to the Voluntary Employee Retirement and Investment Plan of Scientific-Atlanta, Inc. of our report dated June 10, 2005, with respect to the financial statements and schedules of the Scientific-Atlanta, Inc. Voluntary Employee Retirement and Investment Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Atlanta, Georgia

June 24, 2005